AZZ Inc. Reports Fiscal Year 2026 Third Quarter Results

Operational Strength Drives Sales, EPS, Cash Flow Growth and Value Creation
Fiscal Year 2026 Guidance Narrowed
January 7, 2026 - FORT WORTH, TX - AZZ Inc. (NYSE: AZZ), the leading independent provider of hot-dip galvanizing and coil coating solutions, today announced financial results for the third quarter ended November 30, 2025.
Fiscal Year 2026 Third Quarter Overview (as compared to prior fiscal year third quarter(1)):
◦Total Sales of $425.7 million, up 5.5%
▪Metal Coatings sales of $195.0 million, up 15.7%
▪Precoat Metals sales of $230.7 million, down 1.8%
◦Net Income of $41.1 million, up 22.2%; Adjusted net income of $46.0 million, up 9.7%
◦GAAP diluted EPS of $1.36 per share, up 21.4%; Adjusted diluted EPS of $1.52, up 9.4%
◦Consolidated Adjusted EBITDA of $91.2 million or 21.4% of sales, versus prior year of $90.7 million, or 22.5% of sales
◦Segment Adjusted EBITDA margin of 30.3% for Metal Coatings and 19.7% for Precoat Metals
◦Repurchased 201,416 shares of common stock, or $20.0 million at an average purchase price of $99.28
◦Net leverage ratio 1.6x; debt reduction in the quarter of $35 million; year-to-date $325.4 million
◦Cash provided by operating activities in the quarter of $79.7 million, up 20% from last year
◦Cash dividend of $0.20 per share to common shareholders paid during the quarter
◦Subsequent to the quarter end, Avail Infrastructure Solutions (“AVAIL”), completed the sale of the majority of its Welding Solutions LLC business (the “Welding Solutions Business”)
(1) Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, and net leverage ratio are non-GAAP financial measures as defined and reconciled in the tables below.

Tom Ferguson, President, and Chief Executive Officer of AZZ, commented, "We are pleased with our third quarter performance as sales expanded to $425.7 million, up 5.5% over the prior year. Our sales momentum and disciplined operational execution resulted in higher Adjusted EBITDA of $91.2 million, or 21.4% of sales, which generated adjusted diluted EPS of $1.52, up 9.4%. Metal Coatings delivered strong, double-digit sales gains on volume increases, while Precoat Metals continued to navigate weaker demand in certain end markets. Infrastructure-driven project spending drove Metal Coatings third quarter results, supported by growth in construction, industrial, and electrical transmission and distribution end-markets. In line with broader industry trends, Precoat Metals' sales results were lower due to softness in building construction, HVAC, and transportation end-markets. On a year-to-date basis, consolidated sales increased $39.1 million, or 3.2% over prior year and Adjusted EBITDA increased $9.6 million, or 3.5% over prior year. We continue to ramp sales at our new Washington, Missouri, facility aligned with our expectations through the fiscal year end. As we advance through the fourth quarter, we remain confident in our business momentum; therefore, we have narrowed our annual guidance range.

"During the quarter we continued to strengthen our balance sheet. We are pleased to attain a net debt leverage of 1.6x at the end of the quarter, after reducing debt by $35 million, and repurchasing $20 million shares of common stock in the quarter. The third quarter's performance generated $79.7 million cash from operations, and we will continue to closely manage working capital, capital expenditures, and debt as we progress through the balance of our fiscal year. We believe the Company is well-positioned to capitalize upon our growing pipeline of M&A opportunities, reflecting the strength of our strategy and our disciplined approach to pursuing high-quality acquisition targets. Finally, I want to thank all of our dedicated AZZ employees for their hard work, disciplined focus and pride and passion for delivering outstanding quality and service to our customers." Ferguson concluded.

Segment Performance
Third Quarter 2026 Metal Coatings
Sales of $195.0 million increased by 15.7% over the third quarter of last year, primarily due to increased volume supported by infrastructure-related project spending in several end markets, including construction, industrial, and electrical transmission and distribution. Segment Adjusted EBITDA of $59.2 million resulted in Adjusted EBITDA margin of 30.3%, a decrease of 120 basis points from the prior year third quarter due to a continued higher mix of electrical, solar, transmission and distribution projects.

Third Quarter 2026 Precoat Metals
Sales of $230.7 million decreased by 1.8% compared to the third quarter of last year, primarily due to weaker end markets, including building construction, HVAC, and transportation, partially offset by container. Segment EBITDA of $45.5 million resulted in EBITDA margin of 19.7%, an increase of 60 basis points from the prior year third quarter, primarily due to lower fixed, and selling, general and administrative costs.

Balance Sheet, Liquidity and Capital Allocation
The Company generated significant operating cash of $452.9 million for the first nine months of fiscal year 2026 through improved earnings, which included a distribution of $273.2 million from the AVAIL JV following the sale of its Electrical Products Group, coupled with a continued focus on working capital management. At the end of the third quarter, the Company's net leverage was 1.6x trailing twelve months Adjusted EBITDA. During the first nine months of fiscal year 2026, the Company paid down debt of $325.4 million, repurchased $20.0 million of common shares, completed an acquisition in the Metal Coatings segment of $30.1 million and returned cash to common shareholders through cash dividend payments totaling $17.1 million. Capital expenditures for the first nine months of fiscal year 2026 were $58.7 million, and full fiscal year capital expenditures are expected to be approximately $60 - $80 million.

Subsequent Event
On December 31, 2025, Avail Infrastructure Solutions (“AVAIL”), in which we have an unconsolidated investment through the AVAIL JV, completed the sale of the majority of its Welding Solutions LLC business (the “Welding Solutions Business”) to Pelican Energy Partners LP.

Following the sale, AZZ will continue to own a 40% interest in AVAIL, which will consist of AVAIL’s Industrial Lighting and the remaining Welding Solutions business.

Financial Outlook — Fiscal Year 2026 Guidance Narrowed
We are narrowing our fiscal year guidance for the year ending February 28, 2026, which reflects our best estimates given anticipated market conditions for the full year, lower interest expense, an annualized effective tax rate of 24% and excludes M&A activity and any federal regulatory changes that may emerge.

FY2026 Guidance(1)
Sales	$1.625 - $1.7 billion
Adjusted EBITDA	$360 - $380 million
Adjusted Diluted EPS	$5.90 - $6.20

(1) FY2026 Guidance Assumptions:
a.Excludes any future acquisitions.
b.Excludes any future equity in earnings (loss) from AVAIL joint venture.
c.Management defines adjusted earnings per share to exclude intangible asset amortization, restructuring charges and additional stock compensation expense related to the adoption of our executive retiree long-term incentive program from the reported GAAP measure.
d.Assumes EBITDA margin range of 27 - 32% for the Metal Coatings segment and 17% - 22% for the Precoat Metals segment.

Conference Call Details

AZZ Inc. will conduct a live conference call with Tom Ferguson, Chief Executive Officer, Jason Crawford, Chief Financial Officer, and David Nark, Chief Marketing, Communications, and Investor Relations Officer to discuss financial results for the third quarter of the fiscal year 2026, Thursday, January 8, 2026, at 11:00 A.M. ET. Interested parties can access the conference call by dialing (844) 855-9499 or (412) 317-5497 (international). A webcast of the call will be available on the Company's Investor Relations page at http://www.azz.com/investor-relations.

A replay of the call will be available at (855) 669-9658 or (412) 317-0088 (international), replay access code: 9962123 through January 15, 2026, or by visiting http://www.azz.com/investor-relations for the next 12 months.

About AZZ Inc.
AZZ Inc. is the leading independent provider of hot-dip galvanizing and coil coating solutions to a broad range of end-markets in North America. Collectively, our business segments provide sustainable, unmatched metal coating solutions that enhance the longevity and appearance of buildings, products and infrastructure that are essential to everyday life.

Safe Harbor Statement
Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as "may," "could," "should," "expects," "plans," "will," "might," "would," "projects," "currently," "intends," "outlook," "forecasts," "targets," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial, and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Forward-looking statements speak only as of the date they are made and are subject to risks that could cause them to differ materially from actual results. Certain factors could affect the outcome of the matters described herein. This press release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand for our manufactured solutions, including demand by the construction markets, the industrial markets, and the metal coatings markets. We could also experience additional increases, including increases due to inflation, in labor costs, components and raw materials including zinc and natural gas, which are used in our hot-dip galvanizing process, paint used in our coil coating process; customer requested delays of our manufactured solutions; delays in additional acquisition opportunities; an increase in our debt leverage and/or interest rates on our debt, of which a significant portion is tied to variable interest rates; availability of experienced management and employees to implement AZZ’s growth strategy; a downturn in market conditions in any industry relating to the manufactured solutions that we provide; economic volatility, including a prolonged economic downturn or macroeconomic conditions such as inflation or changes in the political stability in the United States and other foreign markets in which we operate; tariffs, acts of war or terrorism inside the United States or abroad; and other changes in economic and financial conditions. AZZ has provided additional information regarding risks associated with the business, including in Part I, Item 1A. Risk Factors, in AZZ's Annual Report on Form 10-K for the fiscal year ended February 28, 2025, and other filings with the SEC, available for viewing on AZZ's website at www.azz.com and on the SEC's website at www.sec.gov.You are urged to consider these factors carefully when evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact:

David Nark, Chief Marketing, Communications, and Investor Relations Officer
AZZ Inc.
(817) 810-0095
www.azz.com

Investor Contact:
Sandy Martin / Phillip Kupper
Three Part Advisors
(214) 616-2207 or (817) 368-2556
www.threepa.com

---Financial tables on the following page---

AZZ Inc.
Condensed Consolidated Statements of Income
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2025	2024	2025	2024
Sales	$425,746	$403,654	$1,264,983	$1,225,869
Cost of sales	323,805	305,876	957,620	921,907
Gross margin	101,941	97,778	307,363	303,962

Selling, general and administrative	32,462	39,243	99,874	108,032
Operating income	69,479	58,535	207,489	195,930

Interest expense, net	(12,206)	(19,223)	(44,434)	(63,906)
Equity in earnings (loss) of unconsolidated subsidiaries	(1,437)	7,168	231,431	12,470
Other income, net	(276)	(763)	1,239	(142)
Income before income taxes	55,560	45,717	395,725	144,352
Income tax expense	14,485	12,114	94,396	35,728
Net income	41,075	33,603	301,329	108,624
Series A Preferred Stock Dividends	—	—	—	(1,200)
Redemption premium on Series A Preferred Stock	—	—	—	(75,198)
Net income available to common shareholders	$41,075	$33,603	$301,329	$32,226

Basic earnings per common share	$1.37	$1.12	$10.05	$1.12
Diluted earnings per common share	$1.36	$1.12	$9.97	$1.11

Weighted average shares outstanding - Basic	29,963	29,879	29,983	28,819
Weighted average shares outstanding - Diluted	30,198	30,118	30,231	29,076

Cash dividends declared per common share	$0.20	$0.17	$0.57	$0.51

AZZ Inc.
Segment Reporting
(dollars in thousands)
(unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2025	2024	2025	2024
Sales:
Metal Coatings	$194,998	$168,599	$572,197	$516,750
Precoat Metals	230,748	235,055	692,786	709,119
Total Sales	$425,746	$403,654	$1,264,983	$1,225,869

Adjusted EBITDA:
Metal Coatings	$59,172	$53,103	$179,224	$162,113
Precoat Metals	45,501	44,983	139,921	142,837
Infrastructure Solutions	(836)	7,139	4,462	12,403
Total Segment Adjusted EBITDA(1)	$103,837	$105,225	$323,607	$317,353

(1) See the non-GAAP disclosure section below for a reconciliation between the various measures calculated in accordance with GAAP to the non-GAAP financial measures.

AZZ Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)
(unaudited)
	As of
	November 30, 2025	February 28, 2025
Assets:
Current assets	$400,763	$375,444
Property, plant and equipment, net	604,091	592,941
Other non-current assets, net	1,226,053	1,258,716
Total Assets	$2,230,907	$2,227,101

Liabilities and Shareholders’ equity:
Current liabilities	$242,019	$220,992
Long-term debt, net	534,746	852,365
Other non-current liabilities	134,894	108,249
Shareholders' equity	1,319,248	1,045,495
Total Liabilities and Shareholders' equity	$2,230,907	$2,227,101

AZZ Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Nine Months Ended November 30,
	2025	2024
Net cash provided by operating activities(1)	$452,872	$185,597
Net cash used in investing activities	(84,988)	(85,100)
Net cash used in financing activities	(368,327)	(103,912)
Effect of exchange rate changes on cash	(422)	550
Net decrease in cash and cash equivalents	(865)	(2,865)
Cash and cash equivalents at beginning of period	1,488	4,349
Cash and cash equivalents at end of period	$623	$1,484

(1)	For the nine months ended November 30, 2025, net cash provided by operating activities includes distributions from AVAIL of $273.2 million. Refer to footnote 7 on page 12.

AZZ Inc.
Non-GAAP Disclosure
Adjusted Net Income, Adjusted Earnings Per Share and Adjusted EBITDA

In addition to reporting financial results in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"), we provide adjusted net income, adjusted earnings per share and Adjusted EBITDA (collectively, the "Adjusted Earnings Measures"), which are non-GAAP measures. Management believes that the presentation of these measures provides investors with greater transparency when comparing operating results across a broad spectrum of companies, which provides a more complete understanding of our financial performance, competitive position, prospects for future capital investment and debt reduction. Management also believes that investors regularly rely on non-GAAP financial measures, such as adjusted net income, adjusted earnings per share and Adjusted EBITDA to assess operating performance and that such measures may highlight trends in our business that may not otherwise be apparent when relying on financial measures calculated in accordance with GAAP.
In calculating adjusted net income and adjusted earnings per share, management excludes: 1) intangible asset amortization, 2) restructuring charges, 3) retirement and other severance expenses, 4) redemption premium on Series A Preferred Stock, 5) additional stock compensation expense related to the adoption of our executive retiree long-term incentive program, and 6) certain adjustments related to the Company's unconsolidated joint venture from the reported GAAP measure. Management defines Adjusted EBITDA as adjusted net income excluding depreciation, amortization, interest, provision for income taxes and Series A Preferred Stock dividends. Management believes Adjusted EBITDA is used by investors to analyze operating performance and evaluate the Company's ability to incur and service debt, as well as its capacity for making capital expenditures in the future.
Management provides non-GAAP financial measures for informational purposes and to enhance understanding of the Company’s GAAP consolidated financial statements. Readers should consider these measures in addition to, but not instead of or superior to, the Company's financial statements prepared in accordance with GAAP, and undue reliance should not be placed on these non-GAAP financial measures. Additionally, these non-GAAP financial measures may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.
The following tables provide a reconciliation for the three and nine months ended November 30, 2025 and November 30, 2024 between the non-GAAP Adjusted Earnings Measures to the most comparable measures, calculated in accordance with GAAP (in thousands, except per share data):

Adjusted Net Income and Adjusted Earnings Per Share

	Three Months Ended November 30,				Nine Months Ended November 30,
	2025		2024		2025		2024
	Amount	Per Diluted Share(1)	Amount	Per Diluted Share(1)	Amount	Per Diluted Share(1)	Amount	Per Diluted Share(1)
Net income	$41,075		$33,603		$301,329		$108,624
Less: Series A Preferred Stock dividends	—		—		—		(1,200)
Less: Redemption premium on Series A Preferred Stock	—		—		—		(75,198)
Net income available to common shareholders(2)	41,075	$1.36	33,603	$1.12	301,329	$9.97	32,226	$1.07
Impact of Series A Preferred Stock dividends(2)	—	—	—	—	—	—	1,200	0.04
Net income and diluted earnings per share for Adjusted net income calculation(2)	41,075	1.36	33,603	1.12	301,329	9.97	33,426	1.11
Adjustments:
Amortization of intangible assets	5,800	0.19	5,773	0.19	17,357	0.57	17,353	0.58
Restructuring charges(3)	—	—	—	—	3,827	0.13	—	—
Legal settlement and accrual	—	—	3,483	0.12	—	—	3,483	0.12
Retirement and other severance expense(4)	—	—	1,666	0.06	—	—	3,554	0.12
Redemption premium on Series A Preferred Stock(5)	—	—	—	—	—	—	75,198	2.50
Executive retiree long-term incentive program(6)	—	—	—	—	2,185	0.07	—	—
AVAIL JV equity in earnings adjustment(7)	622	0.02	—	—	(226,843)	(7.50)	—	—
Subtotal	6,422	0.21	10,922	0.37	(203,474)	(6.73)	99,588	3.31
Tax impact(8)	(1,541)	(0.05)	(2,621)	(0.09)	48,834	1.62	(5,854)	(0.19)
Total adjustments	4,881	0.16	8,301	0.28	(154,640)	(5.12)	93,734	3.11
Adjusted net income and adjusted earnings per share (non-GAAP)	$45,956	$1.52	$41,904	$1.39	$146,689	$4.85	$127,160	$4.22

Weighted average shares outstanding—Diluted for Adjusted earnings per share(2)		30,198		30,118		30,231		30,123

See notes on page 12.

Adjusted EBITDA

	Three Months Ended November 30,		Nine Months Ended November 30,
	2025	2024	2025	2024
Net income	$41,075	$33,603	$301,329	$108,624
Interest expense	12,206	19,223	44,434	63,906
Income tax expense	14,485	12,114	94,396	35,728
Depreciation and amortization	22,777	20,633	66,976	61,383
Adjustments:
Restructuring charges(3)	—	—	3,827	—
Legal settlement and accrual	—	3,483	—	3,483
Retirement and other severance expense(4)	—	1,666	—	3,554
Executive retiree long-term incentive program(6)	—	—	2,185	—
AVAIL JV equity in earnings adjustment(7)	622	—	(226,843)	—
Adjusted EBITDA (non-GAAP)	$91,165	$90,722	$286,304	$276,678

See notes on page 12.

Adjusted EBITDA by Segment

	Three Months Ended November 30, 2025
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$52,102	$35,884	$(1,458)	$(45,453)	$41,075
Interest expense	—	—	—	12,206	12,206
Income tax expense	—	—	—	14,485	14,485
Depreciation and amortization	7,070	9,617	—	6,090	22,777
Adjustments:
AVAIL JV equity in earnings adjustment(7)	—	—	622	—	622
Adjusted EBITDA (non-GAAP)	$59,172	$45,501	$(836)	$(12,672)	$91,165

See notes on page 12.

	Three Months Ended November 30, 2024
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$46,489	$37,080	$7,139	$(57,105)	$33,603
Interest expense	—	—	—	19,223	19,223
Income tax expense	—	—	—	12,114	12,114
Depreciation and amortization	6,614	7,903	—	6,116	20,633
Adjustments:
Legal settlement and accrual	—	—	—	3,483	3,483
Retirement and other severance expense(4)	—	—	—	1,666	1,666
Adjusted EBITDA (non-GAAP)	$53,103	$44,983	$7,139	$(14,503)	$90,722

See notes on page 12.

	Nine Months Ended November 30, 2025
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$154,479	$111,758	$231,305	$(196,213)	$301,329
Interest expense	—	—	—	44,434	44,434
Income tax expense	—	—	—	94,396	94,396
Depreciation and amortization	20,560	28,163	—	18,253	66,976
Adjustments:
Restructuring charges(3)	3,827	—	—	—	3,827
Executive retiree long-term incentive program(6)	358	—	—	1,827	2,185
AVAIL JV equity in earnings adjustment(7)	—	—	(226,843)	—	(226,843)
Adjusted EBITDA (non-GAAP)	$179,224	$139,921	$4,462	$(37,303)	$286,304

See notes on page 12.

	Nine Months Ended November 30, 2024
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$142,158	$119,703	$12,403	$(165,640)	$108,624
Interest expense	—	—	—	63,906	63,906
Income tax expense	—	—	—	35,728	35,728
Depreciation and amortization	19,955	23,134	—	18,294	61,383
Adjustments:
Legal settlement and accrual	—	—	—	3,483	3,483
Retirement and other severance expense(4)	—	—	—	3,554	3,554
Adjusted EBITDA (non-GAAP)	$162,113	$142,837	$12,403	$(40,675)	$276,678

See notes on page 12.

Debt Leverage Ratio Reconciliation

	Trailing Twelve Months Ended
	November 30, 2025	February 28, 2025
Gross debt	$574,875	$900,250
Less: Cash per bank statement	(7,200)	(12,670)
Add: Finance lease liability	13,931	6,647
Consolidated indebtedness	$581,606	$894,227

Net income	$321,538	$128,833
Depreciation and amortization	87,798	82,205
Interest expense	61,810	81,282
Income tax expense	100,518	41,850
EBITDA	571,664	334,170
Cash items(9)	13,651	15,325
Non-cash items(10)	13,915	12,161
Equity in earnings, net of distributions	(229,324)	(3,598)
Adjusted EBITDA per Credit Agreement	$369,906	$358,058

Net leverage ratio	1.6x	2.5x

(1)	Earnings per share amounts included in the "Adjusted Net Income and Adjusted Earnings Per Share" table above may not sum due to rounding differences.
(2)
For the nine months ended November 30, 2024, diluted earnings per share is based on weighted average shares outstanding of 29,076, as the Series A Preferred Stock that was redeemed May 9, 2024, is anti-dilutive for this calculation. The calculation of adjusted diluted earnings per share is based on weighted average shares outstanding of 30,123, as the Series A Preferred Stock is dilutive to adjusted diluted earnings per share. Adjusted net income for adjusted earnings per share also includes the addback of Series A Preferred Stock dividends for the period noted above. For further information regarding the calculation of earnings per share, see "Item 1. Financial Statements—Note 4" in the Company's Form 10-Q for the third quarter of fiscal year 2026.

(3)
Includes restructuring charges related to the closure of two surface technology facilities in our Metal Coatings segment. See "Item 1. Financial Statements—Note 18" in the Company's Form 10-Q for the third quarter of fiscal year 2026.

(4)	Related to retention and transition of certain executive management employees.
(5)	On May 9, 2024, we redeemed AZZ's Series A Preferred Stock. The redemption premium represents the difference between the redemption amount paid and the book value of the Series A Preferred Stock.
(6)
During the nine months ended November 30, 2025, we recognized additional stock-based compensation expense of $2.2 million upon the adoption of the Executive Retiree Long-term Incentive Program. For further information regarding the adoption of the ERP, see "Item 1. Financial Statements—Note 16" in the Company's Form 10-Q for the third quarter of fiscal year 2026.

(7)
During the first quarter of fiscal 2026, AVAIL completed the sale of the Electrical Products Group ("EPG") to nVent Electric plc. The three months ended November 30, 2025 includes an adjustment to the gain related to the sale of the EPG of $(0.6) million. The nine months ended November 30, 2025 includes $226.8 million, which represents the gain related to the sale of the EPG, partially offset by the recognition of an impairment loss on the AVAIL JV and an adjustment related to a change in AVAIL's transfer pricing policy. For further information, see "Item 1. Financial Statements—Note 8" in the Company's Form 10-Q for the third quarter of fiscal year 2026.

(8)	The non-GAAP effective tax rate for each of the periods presented is estimated at 24.0%.
(9)	Cash items include certain legal settlements, accruals, retirement and other severance expenses, and restructuring charges associated with the Metal Coatings segment.
(10)	Non-cash items include stock-based compensation expense.